EXHIBIT 99.1


                Clear Channel Reports Third Quarter 2006 Results

    SAN ANTONIO--(BUSINESS WIRE)--Oct. 30, 2006--Clear Channel
Communications, Inc. (NYSE:CCU) today reported results for its third quarter ended September 30, 2006.

    The Company reported revenues of approximately $1.8 billion in the third quarter of 2006, an increase of 7% from the $1.7 billion reported for the third quarter of 2005. Included in the Company's revenue is a $14.4 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 6%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

    Clear Channel's income before discontinued operations increased 8% to $185.9 million, as compared to $171.8 million for the same period in 2005. The Company's diluted earnings before discontinued operations per share increased 19% to $0.38, compared to $0.32 for the same period in 2005.

    The Company's OIBDAN (defined as Operating Income before
Depreciation & Amortization, Non-cash compensation expense and Gain
(loss) on disposition of assets - net) was $595.4 million in the third quarter of 2006, a 10% increase from the third quarter of 2005. See reconciliation of OIBDAN to net income at the end of this press release.

    "We are one of the best performing companies in the media industry," commented Mark Mays, Chief Executive Officer. "Our healthy fundamentals and solid growth highlight the superior positioning of our assets and the emerging benefits of our concerted investment strategy. We are capitalizing on our diverse portfolio of out-of-home media properties to meet the shifting demands of the global media marketplace. Our radio division once again outperformed the industry, demonstrating the strength of our brands in connecting with our audiences. Our outdoor division continues its track record of robust growth, posting considerable revenue gains year-over-year. Looking ahead, we continue to maintain strong operating momentum and we are hopeful that we can continue to convert our revenue gains into profitable returns for our shareholders."

    Randall Mays, President and Chief Financial Officer, commented, "We generated strong results in the third quarter, demonstrating the scale and operating leverage in our business model. Even as we continue to invest in our content and distribution assets to position our company to excel over the long-term, we are converting our revenue growth into profitable and tangible cash flows."

Revenue, Direct Operating and SG&A Expenses and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                           Three Months Ended       %
                                            September 30,      Change
                                       -----------------------
                                          2006        2005
                                       ----------- -----------
Revenue
--------------------------------------
  Radio Broadcasting                     $962,147    $919,245       5%
  Outdoor Advertising                     720,254     668,003       8%
  Other                                   143,510     130,352      10%
  Eliminations                            (31,017)    (34,312)
                                       ----------- -----------
Consolidated revenue                   $1,794,894  $1,683,288       7%
                                       =========== ===========

    The Company's 2006 revenue increased approximately $14.4 million from foreign exchange movements during the third quarter of 2006 as compared to the same period of 2005.

Direct operating and SG&A expenses
-------------------------------------------
  Radio Broadcasting                          $574,106    $546,615
  Less: Non-cash compensation expense           (6,309)         --
                                            ----------- -----------
                                               567,797     546,615  4%

  Outdoor Advertising                          502,257     482,515
  Less: Non-cash compensation expense           (1,501)         --
                                            ----------- -----------
                                               500,756     482,515  4%

  Other                                        115,556     108,025
  Less: Non-cash compensation expense             (976)         --
                                            ----------- -----------
                                               114,580     108,025  6%

  Eliminations                                 (31,017)    (34,312)

  Plus: Non-cash compensation expense            8,786          --
                                            ----------- -----------

Consolidated divisional operating expenses  $1,160,902  $1,102,843  5%
                                            =========== ===========

    The Company's 2006 direct operating and SG&A expenses increased approximately $12.1 million from foreign exchange movements during the third quarter of 2006 as compared to the same period of 2005.

OIBDAN
---------------------
  Radio Broadcasting                           $394,350  $372,630   6%
  Outdoor Advertising                           219,498   185,488  18%
  Other                                          28,930    22,327  30%
  Corporate                                     (47,370)  (39,140)
                                               --------- ---------
Consolidated OIBDAN                            $595,408  $541,305  10%
                                               ========= =========

    See reconciliation of OIBDAN to net income at the end of this press release.

    Radio Broadcasting

    The Company's radio broadcasting revenues increased 5% during the third quarter of 2006 as compared to the third quarter of 2005 primarily from an increase in national advertising revenues, driven by increases in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased in the third quarter of 2006 as compared to the same period of 2005. The Company's top 50 markets paced the revenue growth for the quarter, growing revenues at a higher percentage than the remainder of its markets. Strong advertising client categories during the third quarter of 2006 as compared to the third quarter of 2005 were autos, retail and entertainment.

    The Company's radio broadcasting direct operating and SG&A expenses increased $27.5 million for the third quarter of 2006 as compared to the third quarter of 2005. This growth includes an increase in non-cash compensation expense of $6.3 million as result of adopting FAS 123R. Also contributing to the increase were increased costs related to programming, sales and distribution initiatives.

    Outdoor Advertising

    The Company's outdoor advertising revenue increased 8% during the third quarter of 2006 as compared to the third quarter of 2005. Included in the 2006 results is approximately $14.4 million from increases related to foreign exchange movements compared to 2005. Strictly excluding the effects of foreign exchange, the Company's outdoor advertising revenue for the third quarter of 2006 would have increased 6% over the third quarter of 2005.

    Outdoor advertising expenses increased $19.7 million, including $1.5 million in non-cash compensation expense related to the adoption of FAS 123R, during the third quarter of 2006 as compared to the third quarter of 2005. Included in the 2006 results is approximately $12.1 million from increases related to foreign exchange movements compared to 2005. Included in SG&A expenses during the third quarter of 2005 is $26.6 million related to restructuring the Company's businesses in France.

    The Company's outdoor advertising OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets - net) increased 18% in the third quarter of 2006 as compared to the same period of 2005.

    --  Americas Outdoor

    The Company's Americas revenue increased 12% during the third quarter of 2006 as compared to the third quarter of 2005 primarily attributable to bulletin and airport revenues. The increase in bulletin revenue was driven by an increase in rates. The increase in airport revenues was attributable to increased occupancy and rates as well as the acquisition of Interspace Airport Advertising ("Interspace") in the current quarter, which contributed $14.6 million to revenue growth over the third quarter of 2005. Strong revenue growth for the quarter was achieved across a broad spectrum of markets including Boston, Cleveland, Dallas, Minneapolis, Orlando, Sacramento, San Antonio and Tucson. Top advertising client categories during the quarter included autos, business and consumer services, entertainment, insurance and retail.

    Direct operating and SG&A expenses increased $17.9 million in the third quarter of 2006 over the third quarter of 2005. The increase was driven by increased site lease and commission expenses associated with the increase in revenue. Interspace contributed $9.0 million to direct operating and SG&A expenses in the third quarter of 2006. Non-cash compensation expense increased $1.2 million related to the adoption of FAS 123R.

    --  International Outdoor

    Revenues from the Company's international outdoor operations increased 4% in the third quarter of 2006 as compared to the third quarter of 2005 primarily from movements in foreign exchange. Excluding the effects of foreign exchange, the Company's international outdoor revenue was flat over the third quarter of 2005 primarily as a result of growth in street furniture revenues offset by declines in billboard revenues in France and the United Kingdom. Top advertising client categories during the quarter included autos, business and consumer services, entertainment, insurance and retail.

    Direct operating and SG&A expenses increased 1% over the third quarter of 2005 primarily from increases due to movements in foreign exchange and an increase in fixed rent associated with guarantees on new contracts. Included in direct operating and SG&A expenses in the third quarter of 2005 is approximately $26.6 million related to restructuring the Company's businesses in France. Also included in the increase is $0.3 million in non-cash compensation expense related to the adoption of FAS 123R.

    FAS No. 123R: Share Based Payment ("FAS 123R")

    The Company adopted FAS 123R on January 1, 2006 under the modified-prospective approach which requires it to recognize employee compensation cost related to its stock option grants in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relates to the expense associated with restricted stock awards. The following table details non-cash compensation expense for the third quarter of 2006 and 2005, respectively:

(In millions)                                    Three Months Ended
                                                    September 30,
                                               -----------------------
                                                 2006        2005(1)
                                               ----------   ----------
Direct operating expense                            $4.3           $--
SG&A                                                 4.5            --
Corporate                                            2.2          1.9
                                               ----------   ----------
Total non-cash compensation                        $11.0         $1.9
                                               ==========   ==========

---------------------
(1) Actual non-cash compensation expense recognized in the 2005 financial statements.

    Return of Capital to Shareholders

    On August 9, 2005, the Company announced its intention to return approximately $1.60 billion of capital to shareholders through either share repurchases, a special dividend or a combination of both. Since announcing its intent through the date of this release, the Company has returned approximately $1.58 billion to shareholders by repurchasing 53.5 million shares of its common stock. Since announcing a share repurchase program in March 2004, the Company has repurchased approximately 130.9 million shares of its common stock for approximately $4.3 billion. Subject to its financial condition, market conditions, economic conditions and other factors, it remains the Company's intention to return the remaining balance of approximately $18 million in capital to its shareholders through share repurchases from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations.

    The $1 billion share repurchase plan authorized on August 9, 2005, has been completed. A $600 million repurchase plan was authorized by the Board of Directors on March 9, 2006 and approximately $18 million remains under this plan. An additional $1 billion share repurchase plan was authorized on September 6, 2006.

    Conference Call

    The Company will host a teleconference to discuss results today at 9:00 a.m. Eastern Time. The conference call number is 800-309-1245 and the pass code is 9703475. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Clear Channel website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 9703475. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of Clear Channel Communications, Inc.
 and Subsidiaries - (Unaudited)
----------------------------------------------------------------------

                                         Three Months Ended
(In thousands, except per share data)       September 30,
                                       -----------------------    %
                                          2006        2005     Change
                                       ----------- ----------- -------

Revenue                                $1,794,894  $1,683,288       7%
Direct operating expenses                 674,620     614,023
Selling, general and administrative
 expenses                                 486,282     488,820
Corporate expenses                         49,630      41,071
Depreciation and amortization             157,174     154,035
Gain (loss) on disposition of assets -
 net                                        8,915       8,487
                                       ----------- -----------
Operating Income                          436,103     393,826      11%

Interest expense                          128,271     113,087
Gain (loss) on marketable securities        5,396        (815)
Equity in earnings of nonconsolidated
 affiliates                                 8,568      10,565
Other income (expense) - net                 (536)       (560)
                                       ----------- -----------
Income before income taxes, minority
 interest and discontinued operations     321,260     289,929
Income tax benefit (expense):
  Current                                 (72,032)    (32,096)
  Deferred                                (59,684)    (82,426)
                                       ----------- -----------
Income tax benefit (expense)             (131,716)   (114,522)
Minority interest income (expense),
 net of tax                                (3,673)     (3,577)
                                       ----------- -----------
Income before discontinued operations     185,871     171,830       8%
Discontinued operations                        --      33,645
                                       ----------- -----------

Net Income                               $185,871    $205,475
                                       =========== ===========

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                        $.38        $.32      19%
                                       =========== ===========

Diluted earnings per share                   $.38        $.38
                                       =========== ===========

Weighted average shares outstanding -
 Diluted                                  493,578     543,475

TABLE 2 - Selected Balance Sheet Information
----------------------------------------------------------------------

Selected balance sheet information for 2006 and 2005 was:

(In millions)                              September 30, December 31,
                                               2006           2005
                                           ------------- -------------
                                            (Unaudited)    (Audited)
Cash                                             $104.6         $82.8
Total Current Assets                           $2,374.9      $2,398.3
Net Property, Plant and Equipment              $3,208.3      $3,255.6
Total Assets                                  $18,931.2     $18,703.4
Current Liabilities (excluding current
 portion of long-term debt)                    $1,291.5      $1,216.1
Long-Term Debt (including current portion
 of long-term debt)                            $8,123.3      $7,046.5
Shareholders' Equity                           $7,817.0      $8,826.5

TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------

Capital expenditures for the third quarter of 2006 and 2005 were:

(In millions)                        Three Months Ended September 30,
                                    ----------------------------------
                                         2006               2005
                                    ---------------    ---------------

Non-revenue producing                        $46.2              $44.5
Revenue producing                             38.0               41.6
                                    ---------------    ---------------
   Total capital expenditures                $84.2              $86.1
                                    ===============    ===============

    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Long-term Debt - Unaudited
----------------------------------------------------------------------

At September 30, 2006, Clear Channel had long-term debt of:

(In millions)                                      September 30, 2006
                                                   -------------------

Bank Credit Facilities                                         $687.2
Public Notes                                                  7,279.5
Other Debt                                                      156.6
                                                   -------------------
   Total                                                     $8,123.3
                                                   ===================

    Liquidity and Financial Position

    For the nine months ended September 30, 2006, cash flow from operating activities was $1,182.2 million, cash flow used by investing activities was $510.3 million, and cash flow used in financing activities was $650.1 million for a net increase in cash of $21.8 million.

    Leverage, defined as debt(a), net of cash, divided by the trailing 12-month pro forma EBITDA(b), was 3.7x at September 30, 2006.

    As of September 30, 2006, 74% of the Company's debt bears interest at fixed rates while 26% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at September 30, 2006 was 6.1%.

    As of October 27, 2006, the Company had approximately $1.2 billion available on its bank credit facility. The Company has $750.0 million of public debt maturing during the remainder of 2006. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

    (a) As defined by Clear Channel's credit facility, debt is long-term debt of $8.1 billion plus letters of credit of $164.3 million; guarantees of third party debt of $0.5 million; net original issue discount/premium of $17.4 million; deferred purchase consideration of $6.2 million included in other long-term liabilities; plus the fair value of interest rate swaps of $32.4 million; and less purchase accounting premiums of $8.0 million.

    (b) As defined by Clear Channel's credit facility, pro forma
EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

    Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets
- Net (OIBDAN)

    The following tables set forth Clear Channel's OIBDAN for the three months ended September 30, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation and the following line items presented in its Statement of Operations:
Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain (loss) on disposition of assets - net; and D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2006 actual foreign revenues and expenses at average 2005 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including
(i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; and (iv) OIBDAN to net income.

                                                Gain (loss)
                            Non-                    on
              Operating      cash                disposition
(In            income    compensation            of assets -
 thousands)     (loss)     expense       D&A         net      OIBDAN
              --------- ------------- --------- ------------ ---------

Three Months Ended September 30, 2006
----------------------------------------------------------------------
Radio
 Broadcasting $354,459        $6,309   $33,582          $--  $394,350
Outdoor        115,874         1,501   102,123           --   219,498
Other           11,677           976    16,277           --    28,930
Gain on
 disposition
 of assets -
 net             8,915            --        --       (8,915)       --
Corporate      (54,822)        2,260     5,192           --   (47,370)
              --------- ------------- --------- ------------ ---------
 Consolidated $436,103       $11,046  $157,174      $(8,915) $595,408
              ========= ============= ========= ============ =========

Three Months Ended September 30, 2005
----------------------------------------------------------------------
Radio
 Broadcasting $336,445           $--   $36,185          $--  $372,630
Outdoor         90,083            --    95,405           --   185,488
Other            4,564            --    17,763           --    22,327
Gain on
 disposition
 of assets -
 net             8,487            --        --       (8,487)       --
Corporate      (45,753)        1,931     4,682            --  (39,140)
              --------- ------------- --------- ------------ ---------
 Consolidated $393,826        $1,931  $154,035      $(8,487) $541,305
              ========= ============= ========= ============ =========

Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                                Three Months Ended
                                                 September 30,
                                            -----------------------
                                               2006        2005
                                            ----------- -----------

Revenue                                     $1,794,894  $1,683,288  7%
Less: Foreign exchange increase                (14,367)         --
                                            ----------- -----------
Revenue excluding effects of foreign
 exchange                                   $1,780,527  $1,683,288  6%

Outdoor Revenue                               $720,254    $668,003  8%
Less: Foreign exchange increase                (14,367)         --
                                            ----------- -----------
Outdoor Revenue excluding effects of
 foreign exchange                             $705,887    $668,003  6%

International Outdoor Revenue                 $363,870    $350,298  4%
Less: Foreign exchange increase                (13,129)         --
                                            ----------- -----------
International Outdoor Revenue excluding
 effects of foreign exchange                  $350,741    $350,298  0%


Reconciliation of Expense excluding Foreign Exchange Effects to
 Expense

(In thousands)                                Three Months Ended
                                                 September 30,
                                              -------------------
                                                2006      2005
                                              --------- ---------

International Outdoor Expense                 $316,760  $314,930    1%
Less: Foreign exchange increase                (11,214)       --
                                              --------- ---------
International Outdoor Expense excluding
 effects of foreign exchange                  $305,546  $314,930  (3%)

Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)                                 Three Months Ended
                                                  September 30,
                                               -------------------
                                                 2006      2005
                                               --------- ---------

Outdoor OIBDAN                                 $219,498  $185,488  18%
Less: Foreign exchange increase                  (2,239)       --
                                               --------- ---------
OIBDAN excluding effects of foreign exchange   $217,259  $185,488  17%

Reconciliation of OIBDAN to Net income

(In thousands)                                     Three Months Ended
                                                      September 30,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

OIBDAN                                             $595,408  $541,305
Non-cash compensation expense                        11,046     1,931
Depreciation & amortization                         157,174   154,035
Gain on disposition of assets - net                   8,915     8,487
                                                   --------- ---------
Operating Income                                    436,103   393,826

Interest expense                                    128,271   113,087
Gain (loss) on marketable securities                  5,396      (815)
Equity in earnings of nonconsolidated affiliates      8,568    10,565
Other income (expense) - net                           (536)     (560)
                                                   --------- ---------
Income before income taxes, minority interest and
 discontinued operations                            321,260   289,929
Income tax benefit (expense):
  Current                                           (72,032)  (32,096)
  Deferred                                          (59,684)  (82,426)
                                                   --------- ---------
Income tax benefit (expense)                       (131,716) (114,522)
Minority interest income (expense), net of tax       (3,673)   (3,577)
                                                   --------- ---------
Income before discontinued operations               185,871   171,830
Discontinued operations                                  --    33,645
                                                   --------- ---------

Net income                                         $185,871  $205,475
                                                   ========= =========

    About Clear Channel Communications

    Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.

    For further information contact:

    Investors - Randy Palmer, Senior Vice President of Investor
Relations, 210-832-3315 or Media - Lisa Dollinger, Chief
Communications Officer, 210-832-3474 or visit our web-site at http://www.clearchannel.com.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications' future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications' reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

    CONTACT: Clear Channel Communications, Inc., San Antonio
             Investors:
             Randy Palmer, 210-832-3315
             or
             Media:
             Lisa Dollinger, 210-832-3474
             http://www.clearchannel.com